Exhibit 99.1

Scripps announces change in CFO role

For immediate release
October 3, 2017

CINCINNATI - The E.W. Scripps Company (NYSE: SSP) will launch a search for a new chief financial officer after the departure this week of Executive Vice President and CFO Tim Wesolowski.

Scripps Chief Strategy Officer Lisa Knutson will serve as CFO in the interim.

Wesolowski had served as CFO since September 2011, overseeing the company's accounting, finance, treasury, tax, procurement and risk management functions. His departure is not related to financial disclosures, accounting practices or legal matters.

"During his first week with Scripps, Tim arranged financing for our acquisition of nine McGraw Hill stations, and since then he has helped lead us through the purchase of Granite TV stations, the country’s first double-spin, double-merge transaction with the former Journal Communications that divested us of newspapers, a $400 million debt offering, and the acquisitions of Newsy, Midroll, Cracked and most recently the four Katz multicast networks," said Scripps President and CEO Adam Symson. "Tim’s expertise and business acumen have been instrumental in strengthening our company’s financial foundation, and we greatly appreciate his service."

Knutson, who has deep experience in finance, accounting and human resources, was recently promoted to chief strategy officer, taking on corporate development. She had served as chief administrative officer and retains those responsibilities: leading enterprise-wide strategic planning, consumer insights, human resources, information technology and corporate communications/investor relations. Prior to coming to Scripps in 2005, she had worked most of her career at Fifth Third Bank and at Arthur Anderson, where she developed and oversaw an operating and sales budget for a $105 million multi-office practice and human resources and staffing across nine locations. A Certified Public Accountant, she has a bachelor’s in accountancy from Miami University.

About Scripps
The E.W. Scripps Company (NYSE: SSP) serves audiences and businesses through a growing portfolio of television, radio and digital media brands. With 33 television stations, Scripps is one of the nation’s largest independent TV station owners. Scripps runs an expanding collection of local and national digital journalism and content businesses, including Newsy, the next-generation national news network; podcast industry leader Midroll Media; and fast-growing national broadcast networks Bounce, Grit, Escape and Laff. Scripps produces original programming including Pickler & Ben, runs an award-winning investigative reporting newsroom in Washington, D.C., and is the longtime steward of the Scripps National Spelling Bee. Founded in 1878, Scripps has held for decades to the motto, Give light and the people will find their own way.

Contact:
Carolyn Micheli, The E.W. Scripps Company, 513-977-3732, Carolyn.micheli@scripps.com